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                                                                    EXHIBIT 21.1

                                 Subsidiaries of the Registrant


Echelon Corporation
Echelon Credit Corporation
Echelon BV
Echelon China
Echelon Europe Ltd.
Echelon France
Echelon GmbH
Echelon Asia-Pacific
Echelon Japan K.K.